UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GEOPULSE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-2815911
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6565 Americas Parkway NE, Suite 200 Albuquerque, NM 87110
(Address of Principal Executive Office)

Title of each class to be so registered	Name of each exchange on which each class is to be registered

N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box:  [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box:  [X ]

Securities Act registration statement file number to which this form relates:  333-137519 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock

(Title of class)

(Title of class)

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

Our authorized capital stock consists of 1,000,000,000 shares of $0.001 par value common stock.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.   A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

ITEM 2. EXHIBITS

The following exhibits are filed with this Report:

3.1

Articles of Incorporation, incorporated by reference from Exhibit 3.1 to the Registration Statement on Form SB-2 filed on September 22, 2006

3.2

Bylaws, incorporated by reference from Exhibit 3.2 to the Registration Statement on Form SB-2 filed on September 22, 2006

3.3

Certificate of Amendment to Articles of Incorporation dated June 14, 2010, filed herewith

SIGNATURES

Pursuant to the requirements of Section 12 the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

GEOPULSE EXPLORATION, INC.

BY: /s/  Massimiliano Farneti,  CEO

Date: October 5, 2010